Exhibit 99.1

KULR Technology and Americase Announce Licensing Agreement

Passive propagation resistant technology used on the International Space Station to be commercialized in shipping for some of the world’s largest electronic manufacturers and retailers.

CAMPBELL, CA, April 13, 2020 – KULR Technology Group, Inc. (OTCQB: KULR) (the “Company” or “KULR”), a leading developer of battery safety and thermal management technologies, announced today a new licensing agreement with Americase. This partnership will allow Americase to exclusively utilize KULR’s passive propagation resistant (PPR) technology and source the core materials from KULR to produce its patent pending Battery Bag to prevent lithium-ion battery thermal runaway propagation during storage and transportation.

“Together, KULR and Americase are bringing the latest battery safety technology used by NASA on the International Space Station to mass commercial markets,” said Michael Mo, CEO of KULR. “We are very excited to partner with the industry leader, Americase, to achieve another milestone in bringing our space-proven technology to broad commercial battery markets.”

Proprietary Flame Proof Recovery Packaging developed and produced by Americase has been utilized for approximately 70% of DDR (Damaged, Defective, or Recalled) battery shipments in the industry, including the Samsung Galaxy Note 7 recall in 2016, as well as recalls for virtually every manufacturer of consumer electronics. In addition to creating the world’s most widely used return packaging for damaged or defective lithium batteries, Americase is one of the leaders in providing lithium battery transportation and storage solutions for large format batteries to some of the world’s largest automotive companies.

In 2019 NASA used KULR’s PPR solution to protect laptop computers onboard the International Space Station. KULR has collaborated with and is developing PPR solutions for a variety of government, military, research, and consumer applications.

“I believe KULR is one of the most advanced innovators of PPR technology, improving safety during shipment and storage of lithium-ion batteries -- especially for those with higher safety concerns created by manufacturing defects, physical damage, or exposure to specific elements such as heat or moisture,” said Robby Kinsala, CEO of Americase.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA deep space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our parent entity’s Form 10-K filed on March 29, 2019. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

Keith Pinder

Landon Capital

Main: (404) 995-6671

kpinder@landoncapital.net

Media Contact:
Derek Newton
Head, Media Relations
(786) 499-8998
derek.newton@kulrtechnology.com